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                                                                      EXHIBIT 21





SUBSIDIARIES OF THE REGISTRANT

Name                                           Jurisdiction of Incorporation
----                                           -----------------------------

dELiA*s Operating Company                      Delaware
dELiA*s Distribution Company                   Delaware
dELiA*s Retail Company                         Delaware
dELiA*s Group Inc.                             Delaware
dELiA*s Properties Inc.                        Delaware
dELiA*s Foreign Sales Corporation              Barbados
iTurf Finance Company                          Delaware
OnTap.com Inc.                                 New Jersey
Caveman Disposition Corp.                      Massachusetts
Screeem! Inc.                                  Delaware
SBH Restructuring Corp.                        Delaware
TSI Soccer Restructuring Corp.                 North Carolina
TSI Retail Restructuring Corp.                 Delaware